Exhibit 99.1

      FOR IMMEDIATE RELEASE

SulphCo Calls Convertible Notes to Strengthen Balance Sheet, Provides Operational Update and Announces Quarterly Investor Call

Houston, TX. July 16, 2009 (GLOBE NEWSWIRE) -- SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF), a technology company with a patented ultrasound process designed to desulfurize crude oil products and crude oil, today announced that it intends to call its convertible promissory notes totaling approximately $4.7 million on July 29, 2009, provided an update on operations, including its Technology Agreement with OMV Refining & Marketing GmbH (“OMV”) that was announced on May 12, 2009 and announced plans for its quarterly investor call.

SulphCo to Prepay Convertible Promissory Notes

On July 14, 2009, SulphCo gave notice to the holders of its convertible promissory notes of its intention to prepay in full the outstanding convertible promissory notes with a total principal balance of approximately $4.7 million.  SulphCo expects to pay the outstanding principal balance and all accrued but unpaid interest thereon on July 29, 2009.

“SulphCo’s decision to retire the convertible promissory notes simplifies SulphCo’s capital structure and better positions the Company to support its commercialization efforts with OMV and other potential partners,” said Stanley W. Farmer, SulphCo’s Chief Financial Officer.  “We believe this move strengthens SulphCo’s balance sheet and is in the best interest of all Company stakeholders.”

Update on Technology Agreement with OMV

SulphCo and OMV have recently completed a series of trials in which various petroleum product and crude oil streams were treated using SulphCo’s process in OMV’s pilot plant facilities located in Schwechat, Austria. Based on test results, SulphCo and OMV have agreed to continue further technical and economic evaluations for a select group of specific applications, focusing on the most compelling economic cases.  This additional analysis includes OMV using its linear program refining model over the next several weeks to help determine detailed and specific application economics.

Dr. Larry D. Ryan, SulphCo’s Chief Executive Officer, commented “We are pleased with the significant progress we have made with OMV in recent months and look forward to continuing to work with OMV as the program enters this next phase of analysis.”

Update on Regulatory Issues and Investor Conference Call

SulphCo also was recently notified by the staff of the Securities and Exchange Commission (the “SEC”) that it had completed its investigation as to SulphCo.  The staff of the SEC indicated that it does not intend to recommend any enforcement action by the SEC.  Dr. Ryan commented “Now that this matter has been resolved, we can focus exclusively on further developing our relationship with OMV and on pursuing other commercial opportunities.”

SulphCo also announces that it will be holding its quarterly investor conference call on Thursday, July 30th at 4:30 p.m. (EDT), hosted by senior management.  The content of the call will include a presentation with a 15-20 minute review and update of the Company’s recent and ongoing activities over the past several months.  Details regarding dial-in and webcast information will be provided in a press release prior to the investor call.

About SulphCo, Inc.

Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of crude oil and crude oil products. The overall process is designed to "upgrade" the quality of crude oil and crude oil products by modifying and reducing the sulfur and nitrogen content to make those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

U.S. Investors
Jeffrey R. Freedman Vice President of Corporate Development	SulphCo, Inc.	+1 713-896-9100

U. S. Media
Eric Boyriven/Jordana Miller Eric.Boyriven@FD.com Jordana.Miller@FD.com	FD	+1 212-850-5600

International Investors & Media
Ben Brewerton / Seán Galvin Ben.Brewerton@FD.com Sean.Galvin@FD.com	FD	+ 44 (0) 207-831-3113